Exhibit 4.1

WAIVER

This waiver (“Waiver”) is entered into as of April 23, 2025, by and between La Rosa Holdings Corp., a Nevada corporation (the “Company”) and [*] (the “Holder”), with respect to the senior secured convertible note issued by the Company to the Holder on February 4, 2025 (the “Note”). Each of the Company and the Holder is a “Party” to this Waiver and the Company and Holder are, collectively, the “Parties” hereto. The Parties hereto hereby agree as follows:

1.	With respect to the stock repurchase of the Company for an aggregate purchase price of up to $500,000 to be implemented by the Company from time to time from April 22, 2025 to December 31, 2025 (the “Stock Repurchase Program”), the Holder hereby waives the restriction for the Company to repurchase its capital stock as described in Section 15(e) of the Note. The Parties agree that the implementation of the Stock Repurchase Program shall not be considered an Event of Default pursuant to the terms of the Note or any of the incremental note purchase warrants issued by the Company to the Holder on February 4, 2025 (the “Warrants”), and the Holder hereby waives any rights, including the rights to all default penalties, default interest, and acceleration of any amounts owed under the Note and the Warrants, as a result of the approval and implementation of the Stock Repurchase Program by the Company.

2.	Except as set forth above, all of the terms, conditions and provisions of the Note shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Note. This Waiver shall be effective as of April 23, 2025.

3.	The Company agrees to reimburse the Holder for reasonable and documented out-of-pocket legal expenses incurred in connection with this Waiver in an amount not to exceed $22,500, which shall be paid on the date hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver to be executed on the date first written above.

COMPANY:

LA ROSA HOLDINGS CORP.

By:
	Name:	JOSEPH LA ROSA
	Title:	CHIEF EXECUTIVE OFFICER

[*]

By:
	Name:	[*]
	Title:	[*]